PRESS RELEASE

Clorox Reports Q1 Fiscal Year 2021 Results, Updates Fiscal Year Outlook

OAKLAND, Calif., Nov. 2, 2020 — The Clorox Company (NYSE:CLX) reported sales growth of 27% and an increase in diluted net earnings per share (diluted EPS) of 103% for its first quarter of fiscal year 2021, which ended Sept. 30, 2020.

“We delivered another quarter of outstanding results to have a strong start to the fiscal year, with broad-based strength across our portfolio, driving double-digit sales growth in all reportable segments,” said CEO Linda Rendle. “At a time of global uncertainty, these results speak to the strength of our brands and passion of our people as they stepped up to meet the needs of consumers around the world. Moving forward, we’ll drive our momentum by leaning into our IGNITE strategy. We’ll invest strongly in superior brand experiences and strategic growth initiatives in support of our ambition of accelerating long-term profitable growth for the company.”

Added Rendle: “Our priority remains maximizing the supply of our products — leveraging all available resources to help ensure people can access what they need — and continuing to play 100% offense on all our businesses, with a focus on delivering value and innovation that allows us to convert new users to loyal consumers."

This press release includes some non-GAAP financial measures. See "Non-GAAP Financial Information" at the end of this press release for more information.

Fiscal First-Quarter Results

Following is a summary of key first-quarter results. All comparisons are with the first quarter of fiscal year 2020, unless otherwise stated.

●	27% sales increase (27% organic sales increase)[1]
●	$3.22 diluted EPS (103% increase versus year-ago quarter)

In the first quarter, sales increased 27%, driven by double-digit growth in eight of 10 business units due to COVID-19 and people spending more time at home. Additionally, sales results include 1 point of growth from the company’s acquisition of a majority interest in its joint venture in the Kingdom of Saudi Arabia, offset by 1 point of unfavorable foreign currency exchange rates. On an organic basis, sales grew 27%.

The company’s first-quarter gross margin increased 400 basis points to 48% from 44% in the year-ago quarter. The increase in gross margin — the eighth consecutive quarter of year-over-year gross margin expansion — reflects the benefit of strong volume growth, cost savings initiatives and favorable mix, partially offset by higher manufacturing and logistics costs.

Clorox delivered $3.22 diluted EPS, compared to $1.59 diluted EPS in the year-ago quarter, representing a 103% increase. Diluted EPS results reflect higher sales, gross margin expansion and a one-time non-cash gain from the remeasurement of the company’s previously held investment in its Saudi joint venture. Excluding the impact of the acquisition, EPS grew 66%.1

First-quarter net cash provided by operations was $383 million, compared to $271 million in the year-ago period — an increase of 41%.

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1 Organic sales growth/(decrease) and the diluted EPS growth excluding the Saudi joint venture are non-GAAP measures. See “Non-GAAP Financial Information” at the end of this press release, including the reconciliation of organic sales growth/(decrease) to net sales growth/(decrease), the most comparable GAAP measure.

Key Segment Results
Following is a summary of key first-quarter results by reportable segment. All comparisons are with the first quarter of fiscal year 2020, unless otherwise stated. Prior periods presented have been recast to reflect the reportable segment changes effective in the fourth quarter of fiscal year 2020.

Health and Wellness (Cleaning; Professional Products; Vitamins, Minerals and Supplements)

●	28% sales increase
●	48% pretax earnings increase

Segment sales were up behind double-digit growth in all three business units. The increase was largely driven by continued strong shipments in the Cleaning and Professional Products portfolios due to higher demand for disinfecting and cleaning products used both in and out of the home. Higher pretax earnings were driven by sales growth and gross margin expansion, which were partially offset by higher investments in advertising and in people to support increased demand.

Household (Bags and Wraps, Grilling, Cat Litter)

●	39% sales increase
●	241% pretax earnings increase

Sales grew across the segment, with the Grilling business more than doubling sales and the Bags and Wraps business recording double-digit sales growth, both mainly due to higher consumer demand. Pretax earnings were up from increased sales and gross margin expansion, which were partially offset by higher investments in advertising.

Lifestyle (Food, Water Filtration, Natural Personal Care)

●	17% sales increase
●	44% pretax earnings increase

Segment sales grew behind double-digit increases in the Food and Water Filtration businesses, driven by higher consumer demand. Pretax earnings increased primarily due to sales growth, which was partially offset by higher manufacturing and logistics costs.

International (Sales Outside the U.S.)

●	18% sales increase (17% organic sales increase)
●	218% pretax earnings increase

Segment sales were up by double digits, due primarily to higher volume as a result of strong ongoing demand for disinfecting as well as other household products, with growth across multiple regions. Organic sales grew 17%, reflecting the combined impact of 9 points of benefit from the Saudi joint venture acquisition and 8 points from unfavorable foreign currency exchange rates. Pretax earnings were up primarily from the one-time Saudi joint venture remeasurement gain. Excluding the impact of the acquisition, pretax earnings grew behind higher sales, partially offset by unfavorable foreign currency exchange rates.

Clorox Updates Fiscal Year 2021 Outlook

●	5% to 9% sales growth (5% to 9% organic sales growth)
●	$7.70 to $7.95 diluted EPS range (5% to 8% increase versus year ago)

Clorox’s fiscal year sales are now expected to grow between 5% and 9%, reflecting strong first-quarter sales results as well as the expectation of stronger sales results over the balance of the fiscal year, including double-digit sales growth in the second quarter. With the company lapping double-digit growth from the period when the initial COVID-19 spike occurred, a deceleration is still anticipated in the back half of fiscal year 2021. Back-half sales results are still expected to be significantly stronger relative to pre-pandemic levels. Clorox also continues to anticipate about 1 point of benefit from the Saudi joint venture acquisition, offset by 1 point from unfavorable foreign exchange rates, primarily from the devaluation of the Argentine peso. Fiscal year organic sales are now expected to grow in the 5% to 9% range.

Gross margin is expected to be about flat, reflecting the benefits of strong cost savings and sales, offset by higher commodity costs, primarily for resin, and transportation costs, in addition to temporary costs related to COVID-19.

Fiscal year selling and administrative expenses are still expected to be about 14% of sales, as the company continues to invest aggressively in initiatives to take advantage of longer-term growth opportunities.

Advertising and sales promotion spending is still anticipated to be about 11% of sales, reflecting increased brand investments in support of the company’s robust pipeline of innovation and continued consumer engagement, both in and out of the home, as well as ongoing efforts to deliver superior consumer value.

The company’s effective tax rate now is expected to be in the range of 21% to 22%.

Net of all these factors, Clorox now anticipates fiscal year 2021 diluted EPS to increase between 5% and 8%, or $7.70 to $7.95, reflecting assumptions for stronger sales performance. Fiscal year diluted EPS outlook continues to include an estimated contribution of 45 to 53 cents from the company’s increased stake in its Saudi joint venture, primarily driven by a one-time, non-cash gain.

“I’m pleased with our first-quarter results because they showcase the strength broadly across our portfolio of leading brands,” said Chief Financial Officer Kevin Jacobsen. “We’re building on this growth by continuing to invest in our brands, categories and people. The strong start to the year and capabilities of our team give me confidence in our fiscal year outlook and in our ability to support our ambition of accelerating profitable growth and generating long-term value for our shareholders.”

For More Detailed Financial Information

Visit the company’s Financial Information: Quarterly Results section of the company’s website at TheCloroxCompany.com for the following:

●	Supplemental unaudited volume and sales growth information
●	Supplemental unaudited gross margin driver information
●	Supplemental unaudited cash flow information and free cash flow reconciliation
●	Supplemental unaudited reconciliation of earnings before interest and taxes (EBIT)

Note: Percentage and basis-point changes noted in this press release are calculated based on rounded numbers, except for per-share data and the effective tax rate. Supplemental materials are available in the Financial Information: Quarterly Results section of the company’s website at TheCloroxCompany.com.

The Clorox Company

The Clorox Company (NYSE: CLX) is a leading multinational manufacturer and marketer of consumer and professional products with about 8,800 employees worldwide and fiscal year 2020 sales of $6.7 billion. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products; Pine-Sol® cleaners; Liquid-Plumr® clog removers; Poett® home care products; Fresh Step® cat litter; Glad® bags and wraps; Kingsford® grilling products; Hidden Valley® dressings and sauces; Brita® water-filtration products; Burt's Bees® natural personal care products; and RenewLife®, Rainbow Light®, Natural Vitality Calm™, NeoCell® and Stop Aging Now® vitamins, minerals and supplements. The company also markets industry-leading products and technologies for professional customers, including those sold under the CloroxPro™ and Clorox Healthcare® brand names. More than 80% of the company’s sales are generated from brands that hold the No. 1 or No. 2 market share positions in their categories.

Clorox is a signatory of the United Nations Global Compact and the Ellen MacArthur Foundation’s New Plastics Economy Global Commitment. The company has been broadly recognized for its corporate responsibility efforts, listed No. 1 on the 2020 Axios Harris Poll 100 reputation rankings and included on the Barron’s 2020 100 Most Sustainable Companies list and the Human Rights Campaign’s 2020 Corporate Equality Index, among others. In support of its communities, The Clorox Company and its foundations contributed more than $25 million in combined cash grants, product donations and cause marketing in fiscal year 2020. For more information, visit TheCloroxCompany.com, including the Good Growth blog, and follow the company on Twitter at @CloroxCo.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among others, statements related to the expected or potential impact of the novel coronavirus (COVID-19) pandemic, and the related responses of governments, consumers, customers, suppliers, employees and the company, on the company’s business, operations, employees, financial condition and results of operations, and any such forward-looking statements, whether concerning the COVID-19 pandemic or otherwise, involve risks, assumptions and uncertainties. Except for historical information, statements about future volumes, sales, organic sales growth, foreign currencies, costs, cost savings, margins, earnings, earnings attributable to the company, earnings per share, diluted earnings per share, foreign currency exchange rates, tax rates, cash flows, plans, objectives, expectations, growth or profitability are forward-looking statements based on management’s estimates, beliefs, assumptions and projections. Words such as “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “predicts,” and variations on such words, and similar expressions that reflect the company’s current views with respect to future events and operational, economic and financial performance are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations, or could affect the company’s ability to achieve its strategic goals, are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020, as updated from time to time in the company’s Securities and Exchange Commission filings. These factors include, but are not limited to, the uncertainties relating to the continued impact of COVID-19 on the company’s business, operations, employees, financial condition and results of operations as well as: intense competition in the company’s markets; the impact of the changing retail environment, including the growth of alternative retail channels and business models, and changing consumer preferences; the impact of COVID-19 on the availability of, and efficiency of the supply, manufacturing and distribution systems for, the company’s products, including any significant disruption to such systems; long-term changes in consumer preference or demand for the company’s products as a result of any shortages or lack of availability of any products in the near-term; risks related to supply chain issues and product shortages as a result of reliance on a limited base of suppliers and the significant increase in demand for disinfecting and other products due to the COVID-19 pandemic; dependence on key customers and risks related to customer consolidation and ordering patterns; risks related to the company’s use of and reliance on information technology systems, including potential security breaches, cyber-attacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, customer, employee or company information, or service interruptions, especially at a time when a large number of the company’s employees are working remotely and accessing its technology infrastructure remotely; risks relating to acquisitions, including the recent acquisition of the majority interest in the company’s Saudi joint venture, new ventures and divestitures, and associated costs, including for asset impairment charges related to, among others, intangible assets and goodwill; and the ability to complete announced transactions and, if completed, integration costs and potential contingent liabilities related to those transactions; unfavorable worldwide, regional and local economic and financial market conditions, including as a result of fear of exposure to or actual impacts of a widespread disease outbreak, such as COVID-19; the company’s ability to maintain its business reputation and the reputation of its brands and products; lower revenue, increased costs or reputational harm resulting from government actions and regulations; the ability of the company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity; the ability of the company to drive sales growth, increase prices and market share, grow its product categories and manage favorable product and geographic mix; volatility and increases in commodity costs such as resin, sodium hypochlorite and agricultural commodities, and increases in energy, transportation or other costs; risks related to international operations and international trade, including foreign currency fluctuations, such as devaluations, and foreign currency exchange rate controls, including periodic changes in such controls; changes in U.S. immigration or trade policies, including the imposition of new or additional tariffs; labor claims and labor unrest; inflationary pressures, particularly in Argentina; impact of the United Kingdom’s exit from, and the related on-going negotiations with, the European Union; government-imposed price controls or other regulations; potential negative impact and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; widespread health emergencies, such as COVID-19; and the possibility of nationalization, expropriation of assets or other government action; the facilities of the company and its suppliers being subject to disruption by events beyond the company’s control, including work stoppages, cyber-attacks, natural disasters, disease outbreaks or pandemics, such as COVID-19, and terrorism; the ability of the company to innovate and to develop and introduce commercially successful products, or expand into adjacent categories and countries; the impact of product liability claims, labor claims and other legal, governmental or tax proceedings, including in foreign jurisdictions and in connection with any product recalls; the ability of the company to implement and generate cost savings and efficiencies; the success of the company’s business strategies; risks related to additional increases in the estimated fair value of The Procter & Gamble Company’s interest in the Glad business; the accuracy of the company’s estimates and assumptions on which its financial projections, including any sales or earnings guidance or outlook it may provide from time to time, are based; the company’s ability to attract and retain key personnel; environmental matters, including costs associated with the remediation and monitoring of past contamination, and possible increases in costs resulting from actions by relevant regulators, and the handling and/or transportation of hazardous substances; increased focus by governmental and non-governmental organizations, customers, consumers and investors on sustainability issues, including those related to climate change; the company’s ability to effectively utilize, assert and defend its intellectual property rights; any infringement or claimed infringement by the company of third-party intellectual property rights; the effect of the company’s indebtedness and credit rating on its business operations and financial results; the company’s ability to access capital markets and other funding sources, as well as continued or increased market volatility; the company’s ability to pay and declare dividends or repurchase its stock in the future; uncertainties relating to tax positions, tax disputes and any changes in tax rates and regulations on the company; the company’s ability to maintain an effective system of internal controls; the impacts of potential stockholder activism; and risks related to the company’s discontinuation of operations in Venezuela.

The company’s forward-looking statements in this press release are based on management’s current views, beliefs, assumptions and expectations regarding future events and speak only as of the date of this press release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information

●	This press release contains non-GAAP financial information related to organic sales growth/(decrease) for the first quarter of fiscal year 2021, organic sales growth outlook for fiscal year 2021 and diluted EPS growth for the first quarter of fiscal year 2021, excluding the impact of the company’s acquisition of the majority interest in its Saudi joint venture. Clorox defines organic sales growth/(decrease) as GAAP net sales growth/ (decrease) excluding the effect of foreign exchange rate changes and any acquisitions or divestitures.

●	Organic sales growth outlook for fiscal year 2021 excludes the impact of unfavorable foreign currency exchange rates, which the company expects could reduce GAAP net sales growth by about 1 percentage point, and the impact of the company’s increased stake in the Saudi joint venture, which the company expects could increase GAAP net sales growth by about 1 percentage point.
●	Management believes that the presentation of organic sales growth/(decrease) is useful to investors because it excludes sales from any acquisitions and divestitures, which results in a comparison of sales only from the businesses that the company was operating and expects to continue to operate throughout the relevant periods, and the company’s estimate of the impact of foreign exchange rate changes, which are difficult to predict and out of the control of the company and management. However, organic sales growth/(decrease) may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded.
●	Excluding the Saudi joint venture acquisition, diluted EPS growth for the first quarter of fiscal year 2021 was 66%, which reflects a deduction for the Saudi joint venture acquisition of 37% from the GAAP-diluted EPS growth for the first quarter of fiscal year 2021 of 103%. The percentage changes in this paragraph are versus the year-ago period. Management believes that the presentation of diluted EPS growth excluding the Saudi joint venture acquisition is useful to investors because the impact from the Saudi joint venture acquisition reflected in GAAP-diluted EPS growth is primarily from a one-time non-cash gain.

The following tables provide reconciliations of organic sales growth/(decrease) (non-GAAP) to net sales growth/(decrease) (GAAP), the most comparable GAAP measure:

	Three Months Ended September 30, 2020
	Percentage change versus the year-ago period
	Health and Wellness	Household	Lifestyle	International	Total
Net sales growth / (decrease) (GAAP)	28%	39%	17%	18%	27%
Add: Foreign Exchange	—	—	—	8	1
Add/(Subtract): Divestitures/Acquisitions	—	—	—	(9)	(1)
Organic sales growth / (decrease) (non-GAAP)	28%	39%	17%	17%	27%

Media Relations

Naomi Greer, naomi.greer@clorox.com
Aileen Zerrudo, aileen.zerrudo@clorox.com

Investor Relations

Lisah Burhan, lisah.burhan@clorox.com
Scott Saul, scott.saul@clorox.com

For recent presentations made by company management and other investor materials, visit Investor Events on the company’s website.

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except share and per share data

	Three Months Ended
	9/30/2020	9/30/2019
Net sales	$1,916	$1,506
Cost of products sold	996	843
Gross profit	920	663

Selling and administrative expenses	238	211
Advertising costs	179	137
Research and development costs	32	30
Interest expense	25	25
Other (income) expense, net	(80)	2
Earnings before income taxes	526	258
Income taxes	109	55
Net earnings	417	203
Less: Net earnings attributable to noncontrolling interests	2	-
Net earnings attributable to Clorox	$415	$203

Net earnings per share attributable to Clorox
Basic net earnings per share	$3.28	$1.61
Diluted net earnings per share	$3.22	$1.59

Weighted average shares outstanding (in thousands)
Basic	126,346	125,823
Diluted	128,729	127,465

Reportable Segment Information
(Unaudited)
Dollars in millions

	Net sales			Earnings (losses) before income taxes
	Three Months Ended			Three Months Ended
	9/30/2020	9/30/2019	% Change(1)	9/30/2020	9/30/2019	% Change(1)
Health and Wellness	$813	$633	28%	$251	$170	48%
Household	500	361	39%	109	32	241%
Lifestyle	318	271	17%	102	71	44%
International	285	241	18%	124	39	218%
Corporate	-	-	-	(60)	(54)	11%
Total	$1,916	$1,506	27%	$526	$258	104%

(1) Percentages based on rounded numbers.

Condensed Consolidated Balance Sheets
Dollars in millions

	9/30/2020	6/30/2020	9/30/2019
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$860	$871	$150
Receivables, net	685	648	556
Inventories, net	534	454	504
Prepaid expenses and other current assets	65	47	56
Total current assets	2,144	2,020	1,266
Property, plant and equipment, net	1,176	1,103	1,034
Operating lease right-of-use assets	281	291	312
Goodwill	1,793	1,577	1,585
Trademarks, net	786	785	789
Other intangible assets, net	265	109	118
Other assets	332	328	293
Total assets	$6,777	$6,213	$5,397

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$-	$-	$449
Current operating lease liabilities	64	64	57
Accounts payable and accrued liabilities	1,395	1,329	941
Income taxes payable	57	25	11
Total current liabilities	1,516	1,418	1,458
Long-term debt	2,781	2,780	2,287
Long-term operating lease liabilities	268	278	290
Other liabilities	797	767	744
Deferred income taxes	104	62	68
Total liabilities	5,466	5,305	4,847

Stockholders’ equity
Preferred stock	-	-	-
Common stock	159	159	159
Additional paid-in capital	1,146	1,137	1,043
Retained earnings	3,840	3,567	3,241
Treasury shares	(3,407)	(3,315)	(3,278)
Accumulated other comprehensive net (loss) income	(623)	(640)	(615)
Total Clorox stockholders’ equity	1,115	908	550
Noncontrolling interests	196	-	-
Total stockholders’ equity	1,311	908	550
Total liabilities and stockholders’ equity	$6,777	$6,213	$5,397